Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (this “Consulting Agreement”) is entered into and effective as of June 1, 2026 (the “Effective Date”) by and between Mark Hood (“Consultant”) and Ridgepost Capital, LLC (the “Company” and, together with Consultant, the “Parties”).

WHEREAS, Consultant and the Company entered into an Employment Agreement effective April 3, 2025 (the “Employment Agreement”);

WHEREAS, Consultant and the Company are entering into a Separation and Release Agreement to which this Consulting Agreement is attached (the “Separation Agreement”) pursuant to which Consultant’s employment with the Company will terminate on May 31, 2026;

WHEREAS, the Company desires to engage and retain Consultant to provide consulting services as an independent contractor, and Consultant desires to provide such consulting services to the Company, effective as of the Effective Date, on the terms and conditions set forth in this Consulting Agreement; and

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.
Engagement; Consulting Services.
(a)
Effective as of the Effective Date, the Company hereby engages and retains Consultant as a consultant, and Consultant hereby accepts such engagement, on the terms and subject to the conditions set forth in this Consulting Agreement.
(b)
Consultant shall make himself available to the Company, Ridgepost Capital, Inc., and each of their direct and indirect parents, subsidiaries, divisions, and affiliates and each affiliated investment vehicle and any related entities (the “Affiliated Entities”) to serve as a strategic advisor on transitional matters relating to Ridgepost Capital, Inc.’s investor relations, public relations and operations functions, including, and as directed by the Company (i) recruiting, training, onboarding, and transitioning relevant duties and responsibilities to each of a to-be-hired (A) Head of Investor Relations and (B) Director of Operations; (ii) attending key investor conferences with, and otherwise facilitating the transfer of analyst and key investor relationships to, such Head of Investor Relations; and (iii) as otherwise requested by the Company (collectively, the “Services”). The Services shall be performed at reasonable times with due consideration to Consultant’s schedule and other personal and professional obligations and Consultant shall devote the appropriate and necessary time needed to perform the Services. In no event shall the Company be required to utilize Consultant’s Services.
2.
Term. This Consulting Agreement shall commence on the Effective Date and shall continue until March 31, 2027, subject to earlier termination in accordance with Section 4 hereof (the “Term”).

3.
Consulting Fees. In consideration of Consultant’s Services hereunder, during the Term the Company shall:
(a)
Pay Consultant a consulting fee in the amount of $15,000 per month (prorated for any partial month of service) (the “Consulting Fees”). The Consulting Fees will be paid no later than the fifteenth (15) day of the month following each month in which Consultant provides Services.
(b)
Consultant shall be reimbursed by the Company for all reasonable business, promotional, travel, and entertainment expenses incurred or paid by Consultant during the Term in connection with the performance of his services under this Consulting Agreement in accordance with the Company’s reimbursement policy and to the extent that such expenses do not exceed the amounts allocable for such expenses in budgets that are approved from time to time by the Company. In order that the Company reimburse Consultant for such allowable expenses, Consultant shall furnish to the Company, in a timely fashion, the appropriate documentation required under the Company’s reimbursement policy and such other documentation as the Company may reasonably request from time to time.
(c)
Notwithstanding anything to the contrary in the Ridgepost Capital, Inc. 2021 Incentive Plan (as amended from time to time, the “Plan”) or any Notices of Grant (the “Notices”) issued pursuant to such Plan, Consultant shall be considered to qualify as a “service provider” to the Company throughout the Term hereunder except as otherwise provided in Section 4(b) of this Consulting Agreement and, as such, all equity awards granted to Consultant under the Notices that are outstanding as of Consultant’s Separation Date (as such term is defined in the Separation Agreement and such equity, the “Outstanding Equity Awards”) shall remain outstanding (and not expire) and Consultant shall continue, without interruption, to be deemed an Eligible Person under Section 2.18 of the Plan and not to have experienced a “Termination of Employment” (or similar reference) on the Separation Date or during the Term of this Consulting Agreement except as otherwise provided in Section 4(b) of this Consulting Agreement. The Outstanding Equity Awards shall in all respects continue to be governed by such Notices and the terms of the Plan, as amended from time to time and as modified herein. For the avoidance of doubt, Consultant’s Outstanding Equity Awards shall be eligible to continue to vest and remain exercisable during the Term of this Consulting Agreement in accordance with the terms of the applicable Notices and the Plan, as modified herein, except as otherwise provided in Section 4(b).
(d)
Notwithstanding anything to the contrary in the terms of any governing documents applicable to carried interest awards in the Company’s affiliated investment vehicles (as amended from time to time, the “Carried Interest Documents”) granted to Consultant pursuant to such Carried Interest Documents (“Carried Interest Awards”), all such Carried Interest Awards outstanding as of Consultant’s Separation Date (as defined in the Separation Agreement) shall remain outstanding and continue to vest (and not expire) and Consultant shall be deemed not to have experienced a “Termination of Employment” (or similar reference) on the Separation Date or during the Term of this Consulting Agreement except as otherwise provided in Section 4(b) of this Consulting Agreement. The Carried Interest Awards shall in all respects continue to be governed by the Carried Interest Documents, as amended from time to time, and as modified herein. For the avoidance of doubt, Consultant’s Carried Interest Awards shall be eligible to continue to vest during the Term of this Consulting Agreement in accordance with the terms of the Carried Interest Documents, as modified herein, except as otherwise provided in Section 4(b).
(e)
If Consultant timely elects COBRA continuation coverage for medical dental, and/or vision benefits, the Company will, through the COBRA Payment End Date (as defined below), either pay directly or reimburse Consultant upon being promptly provided with proof of Consultant’s payment for the monthly premiums for the level of coverage Consultant maintained on May 31, 2026, which was his last day of employment with the Company. The “COBRA Payment End Date” shall be the earlier of (i) March 31, 2027 or (ii) the last day of the month in which this Consulting Agreement is terminated pursuant to Section 4. Notwithstanding the foregoing, if any payment by the Company pursuant to this Section 3(e) would violate the nondiscrimination rules applicable to non-grandfathered plans, or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder, the Company shall be relieved of any obligation under this Section 3(e).
4.
Termination.
(a)
This Consulting Agreement shall terminate prior to the end of the Term under any of the following circumstances:
(i)
Termination by Consultant. Consultant may terminate this Consulting Agreement at any time for any reason effective upon not less than thirty (30) days’ prior written notice to the Company in accordance with Section 13.
(ii)
Termination by Company. The Company may terminate this Consulting Agreement effective immediately upon written notice to Consultant in accordance with Section 13 in the event Consultant breaches this Consulting Agreement, the Separation Agreement, or any other agreement between Consultant and any of the Affiliated Entities, engages in any conduct or behavior that is in violation of any Company standard, code of conduct, or policy, or engages in any act of misconduct or gross negligence in connection with the provision of the Services.
(iii)
Death or Disability. This Consulting Agreement shall terminate immediately upon Consultant’s death or Disability (as defined in the Employment Agreement).
(b)
Payment upon Termination.
(i)
In General. Following termination of Consultant’s engagement hereunder, Consultant shall be entitled to receive any consideration due under Section 3 above through the date of termination and shall not be entitled to any other fees, compensation, benefits, consideration, or payments except as provided in Section 4(b)(ii) and (iii) below.
(ii)
Termination Upon Expiration of the Term on March 31, 2027. Upon the natural expiration of the Term on March 31, 2027, the Company may, in its

sole discretion, determine to accelerate up to twelve (12) months of Consultant’s Outstanding Equity Awards and Carried Interest Awards outstanding as of March 31, 2027, subject to Consultant timely executing, and not revoking, a general release of all claims in a form provided by the Company at such time (the “Release”). For the avoidance of doubt, the Company may in its sole discretion elect to not permit any acceleration under this Section 4(b)(ii) or to permit fewer than twelve (12) months of acceleration.
(iii)
Termination due to Death or Disability. Upon termination of this Consulting Agreement due to Consultant’s death or Disability (as defined in the Employment Agreement), (A) the Outstanding Equity Awards shall fully vest on the date of the termination of this Consulting Agreement and (B) any Carried Interest Awards granted to Consultant under the Carried Interest Documents shall fully vest on the date of the termination of this Consulting Agreement.
5.
Performance of Services; Use of Subcontractors. Consultant’s services hereunder shall be performed solely by Consultant. Consultant shall not engage subcontractors to perform any portion of the consulting services.
6.
Consultant’s Independent Contractor Status.
(a)
In performing the Services hereunder, Consultant shall be an independent contractor. Nothing herein contained shall be construed to constitute the Parties hereto as partners or joint ventures, or either as an agent of the other. Consultant shall not be considered as having an employee status during this consulting engagement and shall not be entitled to participate in any employee plans, arrangements or distributions by the Company or any of its affiliates during such period or to receive any other benefits provided to employees of the Company or its affiliates. Consultant shall not hold himself out as an employee of the Company or any of the Affiliated Entities. Under no circumstances shall Consultant (i) enter into any agreements on behalf of the Company or the Affiliated Entities; (ii) incur any obligations on behalf of the Company or the Affiliated Entities; (iii) act for or to bind the Company or the Affiliated Entities in any way; (iv) sign the name of the Company or the Affiliated Entities; or (v) represent that the Company or the Affiliated Entities is in any way responsible for the acts or omissions of Consultant.
(b)
Except as otherwise required by law, the Company shall not withhold any sums from the Consulting Fees for Social Security or other federal, state or local tax liabilities or contributions, and all such withholdings, liabilities, and contributions shall be solely Consultant’s responsibility.
(c)
All of Consultant’s activities during the consulting engagement will be at Consultant’s own risk, and Consultant shall have sole responsibility for arrangements to guard against physical, financial, and other risks, as appropriate, except that the Company acknowledges and agrees that Consultant shall continue to be entitled to indemnification pursuant to that certain Indemnification Agreement entered into by and between Ridgepost Capital, Inc. and Consultant on October 15, 2021 and that Consultant’s service as a consultant hereunder constitutes services as an “agent” of Ridgepost Capital, Inc. and certain of its subsidiaries for such purposes.

(d)
Notwithstanding the Parties’ intention and agreement that Consultant be an independent contractor and not be an employee of the Company during Consultant’s consulting engagement, the Parties recognize that the applicable law and proper application thereof is not always clear. Consultant understands and agrees that if Consultant should be classified as an employee under any such law, Consultant shall nonetheless remain ineligible to participate in any bonus, pension, profit-sharing (including 40l(k)), health, life, or other employee benefit plans of the Company or any of its affiliates, and Consultant expressly waives any right to any such benefits. The Consulting Fees to be paid to Consultant under this Consulting Agreement take into account the fact that Consultant is ineligible in all events to participate in such plans, and constitute part of the consideration for this waiver.
7.
Confidentiality; Inventions; Restrictive Covenants.
(a)
Consultant acknowledges and agrees that he continues to be bound by Section 6(a) of the Employment Agreement regarding the “Non-Disclosure of Confidential Information” and Section 7(a) of the Employment Agreement regarding “Assignment of Intellectual Property” and that such provisions shall apply to his engagement hereunder as if fully set forth herein.
(b)
Consultant acknowledges and agrees that (i) the “Non-Solicit Restricted Period” (as such term is used in the Employment Agreement) shall mean his employment under the Employment Agreement, the Term under this Consulting Agreement, and for twelve (12) months following the termination of this Consulting Agreement, and (ii) the “Non-Compete Restricted Period” (as such term is used in the Employment Agreement) shall mean his employment under the Employment Agreement, the Term under this Consulting Agreement, and for six (6) months following the termination of this Consulting Agreement.
(c)
Nothing in this Consulting Agreement or the Employment Agreement shall prevent Consultant from disclosing an act of sexual abuse or facts related to an act of sexual abuse to any other person.
8.
Return of Property. Upon the expiration of the Term or the earlier termination of this Consulting Agreement for any reason, Consultant agrees that he shall deliver to the Company all equipment, documents, and other materials (whether or not such equipment, documents, and other materials constitute or contain confidential information) obtained in the course of Consultant’s employment and provision of the Services (including all copies of such documents and other materials) and otherwise in Consultant’s possession, under Consultant’s control, or accessible to Consultant, and further agrees not to retain any copies of any such equipment, documents, and materials. For purposes hereof, “documents and other materials” means all electronic or hard-copy information relating to or concerning Consultant’s employment and Services, including e-mail, correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, or media or equipment of any kind. With respect to any such materials that are in digital format, the Company consents to Consultant’s deletion of such materials, provided that they are permanently deleted, Consultant retains no copies thereof, and Consultant confirms by email that such deletion has been completed.

9.
Cooperation. Consultant agrees to make himself reasonably available to and cooperate with the Company and the Affiliated Entities in any administrative, regulatory, or judicial proceeding or internal investigation. Consultant understands and agrees that his cooperation would include, but not be limited to (i) making himself available to the Company upon reasonable notice for interviews and factual investigations; (ii) appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and (iii) turning over all relevant documents which are or may come into his possession. Consultant understands that in the event the Company asks for his cooperation in accordance with this provision, the Company will reimburse him for reasonable out-of-pocket expenses incurred by him in connection with such cooperation upon his timely submission of appropriate documentation.
10.
Injunctive Relief. Consultant acknowledges and agrees that, by virtue of Consultant’s services and access to and use of confidential records and proprietary information, any violation by Consultant of any of the undertakings contained in Sections 7 through 9 of this Consulting Agreement would cause the Company irreparable harm for which there is no adequate remedy at law. Therefore, Consultant agrees that, in addition to and without waiver or prejudice to any other right or remedy available at law or equity, the Company shall be entitled to an injunction (temporary, preliminary, or permanent) or other equitable relief from a court of competent jurisdiction restraining any such breach or threatened breach of one or more of the provisions set forth in Sections 7 through 9 and to specific performance to enforce such provisions, without the need to post a bond or other security. The rights and remedies identified herein shall be in addition to and not in lieu or limitation of any injunctive relief, other damages, or other rights or remedies to which the Company is or may be entitled at law or in equity under this Consulting Agreement or otherwise.
11.
Severability. If any provision of this Consulting Agreement is held by a court of competent jurisdiction to be void or unenforceable for any reason, the remaining provisions of this Consulting Agreement shall continue with full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.
12.
Entire Agreement. This Consulting Agreement, together with the Consulting Agreement and any other agreements, instruments, and other documents referenced herein, constitutes the entire agreement between Consultant and the Company and supersedes any oral or written agreement regarding the subject matter hereof. This Consulting Agreement cannot be altered except in a writing signed by both Consultant and the Company. No waiver of any provision of this Consulting Agreement or the performance thereof shall be deemed to be a waiver of any other provision or the performance thereof or of any future performance. Consultant acknowledges that he entered into this Consulting Agreement voluntarily, that he fully understands all of its provisions, and that no representations were made to induce execution of this Consulting Agreement that are not expressly contained herein.
13.
Notice. For purposes of this Consulting Agreement, notices and all other communications provided for in this Consulting Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by electronic mail or confirmed facsimile, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the third day following the date delivered or mailed by United States Postal Service registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To Consultant:

1320 Pasadena Drive

Austin, TX 78757

with copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention: Claudia B. Dubón

To the Company:

Ridgepost Capital, LLC

2699 Howell Stree, Suite 1000

Dallas, TX 75204

Attention: General Counsel

with copies (which shall not constitute notice) to:

Herbert Smith Freehills Kramer (US) LLP

1177 Avenue of the Americas

New York, NY 10036

Attention: Todd Lenson

14.
Successors and Assigns. This Consulting Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, heirs, legal representatives, and permitted assigns. Consultant is not permitted to assign any of his rights or obligations under this Consulting Agreement.
15.
Governing Law; Forum; Jurisdiction. This Consulting Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with Section 14 of the Employment Agreement regarding “Governing Law” and Section 18 of the Employment Agreement regarding “Arbitration,” and such provisions shall apply to this Agreement as if fully set forth herein.
16.
Counterparts. This Consulting Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile or electronically transmitted signatures (including via DocuSign or similar providers) shall be treated as original signatures for all purposes.

17.
Effectiveness of this Consulting Agreement. Consultant acknowledges that this Consulting Agreement shall not take effect unless it and the Separation Agreement are fully executed and the Separation Agreement is not revoked by Consultant and becomes fully effective. In the event Consultant fails to execute the Separation Agreement or revokes his acceptance of such agreement as permitted thereunder, this Consultant Agreement shall be null and void and of no force or effect.

IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily executed this Consulting Agreement as of the date first set forth above.

/s/ Mark Hood

Mark Hood

Ridgepost Capital, LLC

By:_/s/ Luke Sarsfield III_______________

Luke Sarsfield III

Chief Executive Officer